Exhibit 99.1
News Release
For Immediate Release: March 7, 2017
H&R Block Reports Market Share Gains in First Half of Tax Season; Announces Fiscal 2017 Third Quarter Results
KANSAS CITY, Mo. - H&R Block, Inc. (NYSE: HRB) today released U.S. tax return volume through February 28 and its financial results for the fiscal 2017 third quarter ended January 31, 2017. The company typically reports a fiscal third quarter operating loss due to the seasonality of its tax business.
Fiscal Third Quarter and Tax Season Highlights1

•	H&R Block Assisted and do-it-yourself (DIY) tax preparation businesses achieve market share gains in the first half of the tax season.

•	Revenues and earnings for the fiscal 2017 third quarter impacted by delayed tax season; company reiterates financial outlook for full year.

•
Revenues declined $23 million due to the delayed tax season, while total operating expenses declined $18 million primarily due to cost reduction efforts, which led to lower compensation and benefits and marketing costs.

•
Loss per share increased $0.15 due entirely to reductions in the company's effective tax rate and shares outstanding. The reduction in shares outstanding will be accretive on a full year basis, but negatively impacts those quarters with a seasonal net loss.

•
Repurchased approximately 4.4 million shares for an aggregate purchase price of $100 million during the third quarter, bringing total share repurchases for fiscal 2017 to approximately 14.0 million shares for $317 million.

Tax Season Results2
H&R Block return volume outperformed industry results when compared to IRS data reported through February 24. In total, the IRS reported a decline in e-files of 10% compared to the company's decline of 7%. Market share gains were realized in both the Assisted and DIY categories. In the Assisted category, H&R Block outperformed the industry with a decline of 8% compared to the IRS reported decline of 13%. In the DIY category, H&R Block outperformed the industry with a decline of 5% compared to the IRS reported decline of 8%. While overall industry and company volume is expected to improve during the second half of the tax season, company performance relative to the industry is expected to moderate given the conclusion of its Free Federal 1040EZ and Refund Advance promotions on February 28.
CEO Perspective
"We are delivering what we promised in December. Through aggressive Assisted and DIY offers, we are achieving our goal of new client growth and I'm pleased that we gained market share in both the Assisted and DIY tax preparation categories in the first half of the tax season," said Bill Cobb, H&R Block's president and chief executive officer. "I'm proud of what we have accomplished so far. These results are in line with our expectations for the first half of the season. And with our new partner, IBM Watson, we are focused on continued execution of our reinvented client experience over the remainder of the tax season."

[1]	All amounts in this release are unaudited. Unless otherwise noted, all comparisons refer to the current period compared to the corresponding prior year period.
2 Volume changes to prior year noted in this paragraph are based on accepted e-files on a day-to-day basis, which is consistent with IRS reported results. Volume changes noted in the table attached to this release are based on a date-to-date basis.

The growth in market share is attributable to solid execution of an aggressive plan designed to change the trajectory of prior year client losses. In the Assisted tax preparation business, this included the launch of the no-interest, no-fee Refund Advance loan product and the Free Federal 1040EZ promotion. The company also introduced a new, exclusive client experience that incorporates IBM Watson, bringing the power of cognitive computing technology and the expertise of over 60 years of tax preparation experience together for the first time in the industry. In the company's DIY business, it expanded its free filing option with the launch of H&R Block More ZeroSM and introduced significant product enhancements.
For the fiscal year, H&R Block expects to deliver results in line with its annual financial outlook previously provided in December 2016.
Fiscal 2017 Third Quarter Results From Continuing Operations

	Actual		Adjusted[4]
(in millions, except EPS)	Fiscal Year 2017	Fiscal Year 2016	Fiscal Year 2017	Fiscal Year 2016
Revenue	$452	$475	$452	$475
Pretax Loss	$(151)	$(147)	$(151)	$(146)
Net Loss	$(101)	$(79)	$(101)	$(79)
Weighted-Avg. Shares - Diluted	207.9	231.9	207.9	231.9
EPS[3]	$(0.49)	$(0.34)	$(0.49)	$(0.34)
EBITDA[4]	$(79)	$(78)	$(80)	$(77)

Income Statement

▪
Total revenues decreased $22.7 million to $451.9 million, primarily due to lower client volumes in the Assisted and DIY tax preparation businesses resulting from the delay in the overall tax season, coupled with the pricing impact of the early season promotions such as Free Federal 1040EZ and H&R Block More Zero.

▪
Total operating expenses decreased $17.7 million to $576.7 million. Compensation and benefits and marketing expenses declined as a result of prior year cost reduction efforts. The reductions were partially offset by third-party fees associated with the Refund Advance product.

▪	Pretax loss increased $4.1 million to $150.6 million.

▪
Loss per share from continuing operations increased $0.15 to $0.49, due entirely to reductions in the company's effective tax rate and shares outstanding. The reduction in shares outstanding will be accretive on a full year basis, but negatively impacts those quarters with a seasonal net loss.

CFO Perspective
"We are starting to fully realize the benefits of last year's cost reduction efforts," said Tony Bowen, H&R Block's chief financial officer. "These savings have enabled us to invest in other areas of the business, including our early season promotions and our new DIY pricing structure, which have been instrumental in achieving new client growth and taking market share in the first half of this season."

3All per share amounts are based on fully diluted shares at the end of the corresponding period.
4 The company reports non-GAAP financial measures, including earnings before interest, tax, depreciation, and amortization (EBITDA) and adjusted financial performance, which it believes are a better indication of the company's core operations. See "About Non-GAAP Financial Information" below for more information regarding financial measures not prepared in accordance with generally accepted accounting principles (GAAP).

Balance Sheet

▪	Mortgage loans and real estate owned were liquidated during the third fiscal quarter for cash proceeds of $188.2 million, which approximated book value.

▪	Seasonal line of credit borrowings, which are included in long-term debt, were $1.1 billion as of January 31, 2017.
Discontinued Operations

▪
Sand Canyon Corporation's accrual for contingent losses related to representation and warranty claims decreased $21 million from the prior quarter to $5 million as a result of settlement payments to counterparties. The settlement payments were fully covered by prior accruals.

Share Repurchases and Dividends

•
During the third quarter of fiscal 2017, the company repurchased and retired approximately 4.4 million shares at an aggregate price of $100.0 million, or $22.83 per share bringing the total share repurchases for fiscal 2017 to approximately 14.0 million shares for $317.0 million. As of January 31, 2017, 207.2 million shares were outstanding.

•
The company completed these share repurchases under a $3.5 billion share repurchase program approved by the company’s board of directors in August 2015, which runs through June 2019. Under this program, the company has repurchased approximately 70 million shares of its common stock, or 25.5% of shares outstanding at the beginning of the program, for an aggregate purchase price of approximately $2.3 billion.

•
As previously announced, a quarterly cash dividend of $0.22 per share is payable on April 3, 2017 to shareholders of record as of March 14, 2017. H&R Block has paid quarterly dividends consecutively since the company went public in 1962.

Conference Call
Discussion of the fiscal 2017 third quarter results, future outlook and a general business update will occur during the company’s previously announced fiscal third quarter earnings conference call for analysts, institutional investors, and shareholders. The call is scheduled for 4:30 p.m. Eastern time on March 7, 2017. To access the call, please dial the number below approximately 10 minutes prior to the scheduled starting time:

U.S./Canada (888) 895-5260 or International (443) 842-7595
Conference ID: 46102763

The call will also be webcast in a listen-only format for the media and public. The link to the webcast can be accessed directly at http://investors.hrblock.com.

A replay of the call will be available beginning at 7:30 p.m. Eastern time on March 7, 2017, and continuing until April 7, 2017, by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (International). The conference ID is 46102763. The webcast will be available for replay March 8, 2017 at http://investors.hrblock.com.

About H&R Block

H&R Block, Inc. (NYSE: HRB) is a global consumer tax services provider. Tax return preparation services are provided by professional tax preparers in approximately 12,000 company-owned and franchise retail tax offices worldwide, and through H&R Block tax software products for the DIY consumer. H&R Block also offers adjacent Tax Plus products and services. In fiscal 2016, H&R Block had annual revenues of over $3 billion with 23.2 million tax returns prepared worldwide. For more information, visit the H&R Block Newsroom.
About Non-GAAP Financial Information
This press release and the accompanying tables include non-GAAP financial information. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with generally accepted accounting principles, please see the section of the accompanying tables titled "Non-GAAP Financial Information."
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure or other financial items, descriptions of management’s plans or objectives for future operations, products or services, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data or methods, future events or other changes, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the company's control, that are described in our Annual Report on Form 10-K for the fiscal year ended April 30, 2016 in the section entitled "Risk Factors” and additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. You may get such filings for free at our website at
http://investors.hrblock.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.
For Further Information
Investor Relations:    Colby Brown, (816) 854-4559, colby.brown@hrblock.com
Media Relations:    Gene King, (816) 854-4672, gene.king@hrblock.com

TABLES FOLLOW

CONSOLIDATED STATEMENTS OF OPERATIONS			(unaudited, in 000s - except per share amounts)
	Three months ended January 31,		Nine months ended January 31,
	2017	2016	2017	2016

REVENUES:
Service revenues	$361,397	$389,502	$592,721	$621,356
Royalty, product and other revenues	90,485	85,041	115,678	119,320
	451,882	474,543	708,399	740,676
OPERATING EXPENSES:
Cost of revenues:
Compensation and benefits	165,015	181,915	275,098	300,398
Occupancy and equipment	104,094	96,201	297,586	281,107
Provision for bad debt	28,348	35,734	29,634	38,921
Depreciation and amortization	29,828	28,795	87,206	84,237
Other	61,492	49,868	136,041	127,759
	388,777	392,513	825,565	832,422
Selling, general and administrative:
Marketing and advertising	84,101	93,708	103,663	115,204
Compensation and benefits	58,408	63,653	174,223	179,915
Depreciation and amortization	15,332	16,508	44,986	43,509
Other selling, general and administrative	30,056	28,003	77,500	97,283
	187,897	201,872	400,372	435,911
Total operating expenses	576,674	594,385	1,225,937	1,268,333

Other income, net	(170)	3,055	4,978	13,993
Interest expense on borrowings	(25,940)	(23,573)	(70,026)	(46,329)
Other expenses, net	304	(6,140)	(30)	(11,335)
Loss from continuing operations before income tax benefit	(150,598)	(146,500)	(582,616)	(571,328)
Income tax benefit	(49,386)	(67,851)	(216,963)	(253,656)
Net loss from continuing operations	(101,212)	(78,649)	(365,653)	(317,672)
Net loss from discontinued operations	(3,302)	(3,080)	(8,754)	(8,723)
NET LOSS	$(104,514)	$(81,729)	$(374,407)	$(326,395)

BASIC AND DILUTED LOSS PER SHARE:
Continuing operations	$(0.49)	$(0.34)	$(1.71)	$(1.23)
Discontinued operations	(0.01)	(0.01)	(0.04)	(0.04)
Consolidated	$(0.50)	$(0.35)	$(1.75)	$(1.27)

WEIGHTED AVERAGE BASIC AND DILUTED SHARES	207,862	231,904	214,627	257,979

CONSOLIDATED BALANCE SHEETS	(unaudited, in 000s - except per share data)
As of	January 31, 2017	January 31, 2016	April 30, 2016

ASSETS
Cash and cash equivalents	$221,172	$189,511	$896,801
Cash and cash equivalents — restricted	70,166	69,649	104,110
Receivables, net	787,865	829,774	153,116
Income taxes receivable	38,032	29,411	—
Prepaid expenses and other current assets	85,599	100,504	66,574
Total current assets	1,202,834	1,218,849	1,220,601
Mortgage loans held for investment, net	—	212,106	202,385
Property and equipment, net	282,358	290,202	293,565
Intangible assets, net	434,720	473,732	433,885
Goodwill	483,320	443,418	470,757
Deferred tax assets and income taxes receivable	71,639	113,887	120,123
Other noncurrent assets	102,760	110,742	105,909
Total assets	$2,577,631	$2,862,936	$2,847,225
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Accounts payable and accrued expenses	$239,085	$205,981	$259,586
Accrued salaries, wages and payroll taxes	123,457	123,289	161,786
Accrued income taxes and reserves for uncertain tax positions	7,537	8,099	373,754
Current portion of long-term debt	942	817	826
Deferred revenue and other current liabilities	183,616	250,846	243,653
Total current liabilities	554,637	589,032	1,039,605
Long-term debt and line of credit borrowings	2,592,622	2,615,823	1,491,375
Deferred tax liabilities and reserves for uncertain tax positions	109,557	88,377	132,960
Deferred revenue and other noncurrent liabilities	121,631	106,438	160,182
Total liabilities	3,378,447	3,399,670	2,824,122
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock, no par, stated value $.01 per share	2,462	2,641	2,602
Additional paid-in capital	752,748	758,491	758,230
Accumulated other comprehensive loss	(15,363)	(20,849)	(11,233)
Retained earnings (deficit)	(785,823)	(510,000)	40,347
Less treasury shares, at cost	(754,840)	(767,017)	(766,843)
Total stockholders’ equity (deficiency)	(800,816)	(536,734)	23,103
Total liabilities and stockholders’ equity	$2,577,631	$2,862,936	$2,847,225

Note: Effective May 1, 2016, we adopted the provisions of Accounting Standards Update No. 2015-3, "Interest - Imputation of Interest," (ASU 2015-3) on a retrospective basis. Accordingly, debt issuance costs related to our Senior Notes are included in long-term debt in the consolidated balance sheets. Amounts for prior periods have been retrospectively adjusted to conform to the current period presentation.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS	(unaudited, in 000s)
Nine months ended January 31,	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(374,407)	$(326,395)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	132,192	127,746
Provision for bad debt	29,634	38,921
Deferred taxes	6,128	52,032
Stock-based compensation	16,945	21,106
Changes in assets and liabilities, net of acquisitions:
Cash and cash equivalents — restricted	33,942	22,264
Receivables	(646,290)	(685,961)
Prepaid expenses and other current assets	(23,208)	(30,281)
Other noncurrent assets	7,575	13,008
Accounts payable and accrued expenses	(33,560)	(32,238)
Accrued salaries, wages and payroll taxes	(37,978)	(20,544)
Deferred revenue and other current liabilities	(44,243)	(72,363)
Income tax receivables, accrued income taxes and income tax reserves	(378,987)	(461,288)
Deferred revenue and other noncurrent liabilities	(57,216)	(51,734)
Other, net	(6,444)	(21,222)
Net cash used in operating activities	(1,375,917)	(1,426,949)

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales, maturities of and payments received on available-for-sale securities	144	436,380
Principal payments and sales of mortgage loans and real estate owned, net	207,174	28,004
Capital expenditures	(73,924)	(66,418)
Payments made for business acquisitions, net of cash acquired	(52,825)	(85,329)
Franchise loans funded	(31,788)	(21,377)
Payments received on franchise loans	20,816	22,234
Other, net	(4,855)	547
Net cash provided by investing activities	64,742	314,041

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of line of credit borrowings	(445,000)	(225,000)
Proceeds from line of credit borrowings	1,545,000	1,350,000
Proceeds from issuance of long-term debt	—	996,831
Customer banking deposits, net	—	(326,705)
Transfer of HRB Bank deposits	—	(419,028)
Dividends paid	(141,537)	(157,530)
Repurchase of common stock, including shares surrendered	(322,782)	(1,888,595)
Proceeds from exercise of stock options	2,403	25,803
Other, net	373	(43,972)
Net cash provided by (used in) financing activities	638,457	(688,196)

Effects of exchange rate changes on cash	(2,911)	(16,575)

Net decrease in cash and cash equivalents	(675,629)	(1,817,679)
Cash and cash equivalents at beginning of the period	896,801	2,007,190
Cash and cash equivalents at end of the period	$221,172	$189,511

SUPPLEMENTARY CASH FLOW DATA:
Income taxes paid, net of refunds received	$158,656	$157,691
Interest paid on borrowings	59,809	32,772
Accrued additions to property and equipment	5,959	4,385
Accrued purchase of common stock	—	21,167

FINANCIAL RESULTS	(unaudited, in 000s - except per share amounts)
	Three months ended January 31,		Nine months ended January 31,
	2017	2016	2017	2016
Revenues:
U.S. assisted tax preparation fees	$245,262	$268,775	$306,030	$332,463
U.S. royalties	43,254	39,543	56,607	52,949
U.S. DIY tax preparation fees	30,745	39,251	36,748	45,899
International revenues	10,914	9,819	93,328	90,484
Revenues from Refund Transfers	47,323	49,289	51,314	52,281
Revenues from Emerald Card®	14,100	13,356	35,809	38,853
Revenues from Peace of Mind® Extended Service Plan	18,135	15,736	67,855	62,764
Interest and fee income on Emerald Advance	30,060	31,603	31,519	32,334
Other	12,089	7,171	29,189	32,649
	451,882	474,543	708,399	740,676
Compensation and benefits:
Field wages	142,084	154,098	237,223	253,561
Other wages	45,172	48,786	129,479	136,782
Benefits and other compensation	36,167	42,684	82,619	89,970
	223,423	245,568	449,321	480,313
Occupancy and equipment	103,867	96,157	297,275	280,953
Marketing and advertising	84,101	93,708	103,663	115,204
Depreciation and amortization	45,160	45,303	132,192	127,746
Bad debt	28,348	35,734	29,634	38,921
Supplies	4,453	6,219	11,467	13,346
Other	87,322	71,696	202,385	211,850
Total operating expenses	576,674	594,385	1,225,937	1,268,333

Other income, net	(170)	3,055	4,978	13,993
Interest expense on borrowings	(25,940)	(23,573)	(70,026)	(46,329)
Other expenses, net	304	(6,140)	(30)	(11,335)
Pretax loss	(150,598)	(146,500)	(582,616)	(571,328)
Income tax benefit	(49,386)	(67,851)	(216,963)	(253,656)
Net loss from continuing operations	(101,212)	(78,649)	(365,653)	(317,672)
Net loss from discontinued operations	(3,302)	(3,080)	(8,754)	(8,723)
Net loss	$(104,514)	$(81,729)	$(374,407)	$(326,395)

Basic and diluted loss per share:
Continuing operations	$(0.49)	$(0.34)	$(1.71)	$(1.23)
Discontinued operations	(0.01)	(0.01)	(0.04)	(0.04)
Consolidated	$(0.50)	$(0.35)	$(1.75)	$(1.27)

Weighted average basic and diluted shares	207,862	231,904	214,627	257,979

EBITDA from continuing operations (1)	$(79,498)	$(77,626)	$(380,398)	$(397,075)
EBITDA from continuing operations - adjusted (1)	(79,853)	(77,495)	(380,518)	(383,601)

(1)	See "Non-GAAP Financial Information" for a reconciliation of non-GAAP measures.

U.S. TAX OPERATING DATA
	Fiscal Year-to-Date			Fiscal Year-to-Date
	January 31,			February 28,
	2017	2016	% Change	2017	2016	% Change
Tax Returns Prepared: (in 000s) (1) (2)
Company-Owned Operations	1,349	1,473	(8.4)%	4,245	4,401	(3.5)%
Franchise Operations	731	756	(3.3)%	2,165	2,231	(3.0)%
Total H&R Block Assisted	2,080	2,229	(6.7)%	6,410	6,632	(3.3)%

Desktop	155	189	(18.0)%	750	825	(9.1)%
Online	1,056	1,075	(1.8)%	2,887	2,801	3.1%
Total H&R Block DIY Tax Software	1,211	1,264	(4.2)%	3,637	3,626	0.3%

Free File Alliance	96	127	(24.4)%	298	377	(21.0)%
Total H&R Block U.S. Returns	3,387	3,620	(6.4)%	10,345	10,635	(2.7)%

Net Average Charge: (3)
Company-Owned Operations	$226.96	$233.14	(2.7)%	$217.68	$225.29	(3.4)%
Franchise Operations (4)	219.26	213.24	2.8%	202.39	198.82	1.8%
DIY Tax Software	30.35	36.31	(16.4)%	26.79	32.45	(17.4)%

(1)
An assisted tax return is defined as a current or prior year individual tax return that has been accepted and paid for by the client.  Also included are business returns, which account for less than 1% of assisted tax returns through February 28. The count methodology has been adjusted in the current and prior year periods to exclude extensions and to recognize the corresponding individual tax returns when filed. A software return is defined as a return that has been electronically filed and accepted by the IRS.  Also included are online returns purchased with a credit card and printed for mailing.

(2)	Amounts have been reclassified between company-owned and franchise for offices which were refranchised or repurchased by the company during the year.

(3)	Net average charge is calculated as total revenue divided by total returns. For DIY Tax Software, net average charge excludes Free File Alliance.

(4)
Net average charge related to H&R Block Franchise Operations represents tax preparation fee revenues collected by H&R Block franchisees divided by returns filed in franchise offices. H&R Block will recognize a portion of franchise revenues as franchise royalties based on the terms of franchise agreements.

NON-GAAP FINANCIAL MEASURES

	Three months ended January 31,		Nine months ended January 31,
EBITDA	2017	2016	2017	2016

Net loss - as reported	$(104,514)	$(81,729)	$(374,407)	$(326,395)
Discontinued operations, net	3,302	3,080	8,754	8,723
Net loss from continuing operations - as reported	(101,212)	(78,649)	(365,653)	(317,672)
Add back :
Income taxes of continuing operations	(49,386)	(67,851)	(216,963)	(253,656)
Interest expense of continuing operations	25,940	23,571	70,026	46,507
Depreciation and amortization of continuing operations	45,160	45,303	132,192	127,746
	21,714	1,023	(14,745)	(79,403)

EBITDA from continuing operations	$(79,498)	$(77,626)	$(380,398)	$(397,075)

Three months ended January 31,	2017
	Pretax loss	Net loss	EBITDA

From continuing operations	$(150,598)	$(101,212)	$(79,498)

Adjustments (pretax):
Loss contingencies - litigation	(355)	(355)	(355)
Tax effect of adjustments	—	128	—
	(355)	(227)	(355)

As adjusted - from continuing operations	$(150,953)	$(101,439)	$(79,853)

EPS - as reported		$(0.49)
Impact of adjustments		—
EPS - adjusted		$(0.49)

Three months ended January 31,	2016
	Pretax loss	Net loss	EBITDA

From continuing operations	$(146,500)	$(78,649)	$(77,626)

Adjustments (pretax):
Loss contingencies - litigation	328	328	328
Costs related to HRB Bank and recapitalization transactions	(96)	(96)	(96)
Gain on sales of tax offices/businesses	(101)	(101)	(101)
Tax effect of adjustments	—	(129)	—
	131	2	131

As adjusted - from continuing operations	$(146,369)	$(78,647)	$(77,495)

EPS - as reported		$(0.34)
Impact of adjustments		—
EPS - adjusted		$(0.34)

NON-GAAP FINANCIAL MEASURES
Nine months ended January 31,	2017
	Pretax loss	Net loss	EBITDA

From continuing operations	$(582,616)	$(365,653)	$(380,398)

Adjustments (pretax):
Loss contingencies - litigation	(120)	(120)	(120)
Tax effect of adjustments	—	43	—
	(120)	(77)	(120)

As adjusted - from continuing operations	$(582,736)	$(365,730)	$(380,518)

EPS - as reported		$(1.71)
Impact of adjustments		—
EPS - adjusted		$(1.71)

Nine months ended January 31,	2016
	Pretax loss	Net loss	EBITDA

From continuing operations	$(571,328)	$(317,672)	$(397,075)

Adjustments (pretax):
Loss contingencies - litigation	1,017	1,017	1,017
Costs related to HRB Bank and recapitalization transactions	20,722	20,722	20,722
Gains on AFS securities	(8,138)	(8,138)	(8,138)
Gain on sales of tax offices/businesses	(127)	(127)	(127)
Tax effect of adjustments	—	(5,129)	—
	13,474	8,345	13,474

As adjusted - from continuing operations	$(557,854)	$(309,327)	$(383,601)

EPS - as reported		$(1.23)
Impact of adjustments		0.03
EPS - adjusted		$(1.20)

	Three months ended January 31,		Nine months ended January 31,
Supplemental Information	2017	2016	2017	2016

Stock-based compensation expense:
Pretax	$4,473	$7,230	$16,945	$21,106
After-tax	2,948	4,396	10,894	13,073
Amortization of intangible assets:
Pretax	$19,287	$20,153	$57,324	$54,632
After-tax	12,621	12,279	36,854	33,839

NON-GAAP FINANCIAL INFORMATION
The accompanying press release contains non-GAAP financial measures. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Because these measures are not measures of financial performance under GAAP and are susceptible to varying calculations, they may not be comparable to similarly titled measures for other companies.
We consider our non-GAAP financial measures to be performance measures and a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business on a consistent basis across reporting periods, as it eliminates the effect of items that are not indicative of our core operating performance.
The following are descriptions of adjustments we make for our non-GAAP financial measures:

▪	We exclude losses from settlements and estimated contingent losses from litigation and favorable reserve adjustments. This does not include legal defense costs.

▪	We exclude material non-cash charges to adjust the carrying values of goodwill, intangible assets, other long-lived assets and investments to their estimated fair values.

▪	We exclude material severance and other restructuring charges in connection with the termination of personnel, closure of offices and related costs.

▪	We exclude the material gains and losses on business dispositions, including investment banking, legal and accounting fees from both business dispositions and acquisitions.

▪	We exclude the gains and losses on extinguishment of debt.
We may consider whether other significant items that arise in the future should also be excluded from our non-GAAP financial measures.
We measure the performance of our business using a variety of metrics, including EBITDA from continuing operations and adjusted EBITDA from continuing operations, adjusted pretax and net income of continuing operations, and adjusted diluted earnings per share from continuing operations. Adjusted EBITDA from continuing operations, adjusted pretax and net income from continuing operations, and adjusted diluted earnings per share from continuing operations eliminate the impact of items that we do not consider indicative of our core operating performance and, we believe, provide meaningful information to assist in understanding our financial results, analyzing trends in our underlying business, and assessing our prospects for future performance. We also use EBITDA from continuing operations and pretax income of continuing operations, each subject to permitted adjustments, as performance metrics in incentive compensation calculations for our employees.